EXHIBIT 10.60

April 19, 2018

Louise Rodino-Klapac

[XXXX]

[XXXX]

Dear Louise,

On behalf of Sarepta Therapeutics, Inc. ("Sarepta" or the "Company"), It is a great pleasure to extend you this offer of employment as Vice President, Gene Therapy on a date agreed upon following your acceptance of this offer ("Hire Date"), reporting to Doug Ingram, President & Chief Executive Officer.

Base Salary.

In this position, you will earn an annual base salary of $310,000.08, subject to applicable taxes and withholdings, which will be paid on a bi-weekly basis.

Future Salary Increases.

If you join Sarepta between January 1 and September 30, you will be eligible for a pro-rated merit increase for the next calendar year's Annual Compensation Review process. The Annual Compensation Review process generally takes place in the first quarter of the calendar year. Salary merit increases, if any, will be awarded at the Company's discretion on the basis of your performance, and will be pro-rated.

Annual Bonus Program.

During your employment, you will also be eligible to participate In Sarepta's annual bonus program. The target bonus opportunity for your position is 30% of your annual base salary, with the actual amount of such bonus, if any, being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Board. You must commence your employment by September 30 in order to be eligible for a bonus for the calendar year during which you were hired. If you join the Company between January 1 and September 30, you will be eligible for a pro-rated bonus for that calendar year. You must be employed through the date bonuses are disbursed to employees generally in order to be eligible for the bonus. Additional details regarding Sarepta's bonus program will be provided to you upon commencing employment.

New Hire Option Grant.

The Company, as an Inducement for acceptance of the terms of the offer letter, plans to grant to you, subject to compensation Committee approval, the option to purchase 28,875 shares of Company common stock pursuant to the inducement exemption contained In Nasdaq's Rule 5635(c)(4).

Under our current policy, the grant date of such option will be fixed as either (i) the last trading day of the month during which a meeting of the New Employee Option Committee or Compensation Committee is held to approve such option or (ii) the effective date of an action by unanimous written consent of the Compensation Committee approving such option. The exercise price of such option will equal the closing sales price of the Company's Common Stock as reported by The NASDAQ Global Market on the grant date. Twenty-five percent of the shares underlying the option will vest and become exercisable on the first anniversary of your hire date, and 1/48th of the shares underlying the option will vest and become exercisable on each monthly anniversary of your hire date thereafter, such that the shares underlying the option will be fully vested and exercisable on the fourth anniversary of  your hire date, subject to your continued employment through each such vesting date.

Annual Equity Grant Program.

You may also be eligible to be considered for the Company's annual equity grant program based on your performance. If you join the Company between January 1 and September 30 of the current calendar year, you will be eligible for a prorated annual equity grant In the calendar year that follows, with the actual amount of such equity grant, if any, being determined by the Company in its sole discretion. If you join the Company after September 30 of the current calendar year, your eligibility to participate will be postponed by one more calendar year.

Benefits.

You will be eligible to participate in the benefit plans and programs made available by the Company from time to time for employees generally, subject to plan terms and generally applicable Company policies. These currently include, but are not limited to:

health insurance such as medical, dental and vision;

company-paid basic life insurance, accidental death & dismemberment, and short- and long-term disability; paid time off such as accrued vacation, sick leave and company-paid holidays;

401(k) retirement savings plan and employee stock purchase plan

Fully subsidized onsite parking and T / Commuter Pass

For additional details, please review the enclosed Employees Benefits You Can Count On document.

Work Location.

It is expected that your primary work location will be in Ohio.

Background Check and Reference Check.

As a part of Sarepta's employment process, we reserve the right to conduct background checks and/or reference checks on all potential employees to the fullest extent permitted under applicable law. This offer of employment, therefore, is contingent upon your successful completion of these checks.

Employment At-Will.

This letter and your response are not intended to constitute a contract of employment for a definite term. If you accept our offer of employment, you will be an employee at-will, meaning that either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice. None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time. The terms and conditions of your employment, including without limitation your job title, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company's sole discretion.

Proprietary Rights Agreement.

As a condition of your employment, you are required to sign a Confidential Proprietary Rights and Non-Disclosure Agreement (" Agreement"). The Agreement is enclosed to give you an opportunity to read it carefully prior to your Hire Date. The Agreement must be signed on or before your Hire Date as a condition of employment.  Note that for your convenience we have completed Exhibit A of the Agreement, which specifies your ownership of any Prior Inventions (as defined therein). Based on information that you have provided us, we understand that there are no such Prior Inventions owned by you personally. Please review and make any corrections needed. In addition, we have added language at Exhibit A to indicate that Sarepta is making no ownership claim to any Prior Invention owned by Nationwide Children's Hospital by virtue of your employment with Sarepta.

We would like to emphasize the importance we place on the proper treatment of all proprietary Information, including that which you may have come into contact within your prior employment. The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer. The Company requires that you do not obtain, keep, use for Sarepta's benefit, or disclose this type of information from any prior employers to Sarepta. By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a current or prior employer that would prohibit your employment with us. In addition, your attention Is drawn to Exhibit B of the Agreement in which you are asked to identify all prior agreements now in effect under which you have agreed to keep information confidential or not to compete or solicit employees of any employer or person. Please be sure to indicate any such agreements to the extent they exist.

Moreover, you agree that during the term of your employment, you will not engage In any other employment, occupation, consulting, or other business activity directly related to the business In which the Company is now involved or becomes involved during the term of your employment, nor will you engage ln any other activities that conflict with your obligations to the Company.

Eligibility for Employment.

In compliance with the United States' Citizenship and Immigration Services, Sarepta must verify your identity and eligibility for employment in the United States within 3 business days of your Hire Date. For a list of acceptable documents, please visit http://www.usc1s.gov/i.9. Please bring the appropriate documents listed on that form with you when you report for work. Sarepta will not be able to employ you If you fall to comply with this requirement.

In addition, since the Company Is a Federal contractor, we participate in e-Verify, an Internet-based system that allows businesses to determine the eligibility of their employees to work in the United States. For more information on this service, please visit http://www.uscis.gov/e-verify.

Acceptance.

If you wish to accept this offer of employment with Sarepta, please sign below and return one signed copy to me. This offer of employment will expire on Thursday, April 26, 2018.

This offer of employment and the Confidential Proprietary Rights and Non Disclosure Agreement (see attached) constitute the entire agreement, and supersedes all prior agreements, understanding or statements concerning your employment and all related matters, including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral.

This offer of employment letter, including, but not limited to, its at-will employment provision, may not be modified or amended, and no breach is regarded as waived, except by a written agreement signed by the Company's CEO and President and you.

We are pleased to welcome you to Sarepta. If you have any questions, please do not hesitate to contact me at 617-274-4055.

Sincerely,

/s/ Joan Nickerson
Joan Nickerson
VP, Human Resources

Enclosures

AGREED TO AND ACCEPTED:
I accept the written terms in this offer of employment letter.

Signature: /s/ Louise Rodino-Klapac	Date:	4/26/18